                        STOCK PURCHASE AND SALE AGREEMENT


                            ------------------------


                                  April 6, 1998



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                                TABLE OF CONTENTS
                                  (CONTINUED)
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ARTICLE I:  PURCHASE AND SALE OF THE GLOBAL ONE SHARES.......................................1
        SECTION 1.01  Purchase and Sale of the Global One Shares.............................1
        SECTION 1.02  Purchase Price.........................................................2
        SECTION 1.03  Advance and Further Advance............................................2
        SECTION 1.04  Closing................................................................2
        SECTION 1.05  Substitution of Shares; Repurchase.....................................4
        SECTION 1.06  Further Assurances.....................................................5
        SECTION 1.07  Adjustment to Consideration............................................5
        SECTION 1.08  Initial Advance, Disclosure and Termination Option.....................5

ARTICLE II:  REPRESENTATIONS AND WARRANTIES OF THE SELLER....................................6
        SECTION 2.01  Title to and Ownership of Global One Shares............................6
        SECTION 2.02  Authority to Enter into and Perform this Agreement.....................7
        SECTION 2.03  Purchase For Investment................................................7
        SECTION 2.04  Organization and Qualification; Ownership; Residence...................7
        SECTION 2.05  Seller Power and Authority.............................................7
        SECTION 2.06  Compliance with Law....................................................7
        SECTION 2.07  Share Exchange and Voting Agreement; Disclosure........................7
        SECTION 2.08  Accredited Investor....................................................8
        SECTION 2.09  Opportunity to Investigate; Review of Documents and 2d and Buyer.......8
        SECTION 2.10  Experience and Suitability.............................................8
        SECTION 2.11  No Need for Liquidity..................................................8
        SECTION 2.12  Legends................................................................8

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF BUYER AND 2D.................................9
        SECTION 3.01  Organization and Qualification.........................................9
        SECTION 3.02  Buyer's Power and Authority; Authorization.............................9
        SECTION 3.03  Validity, Etc..........................................................9
        SECTION 3.04  Capital Structure of 2d:  Issuance of Securities.......................9
        SECTION 3.05  Subsidiaries of 2d....................................................10
        SECTION 3.06  Financial Statements..................................................10
        SECTION 3.07  Affiliate Transactions................................................10
        SECTION 3.08  Absence of Changes....................................................10
        SECTION 3.09  Tax Returns and Audits................................................10
        SECTION 3.10  Pending Litigation or Proceedings.....................................10
        SECTION 3.11  Employee Benefits.....................................................11
        SECTION 3.12  Investment Representation; Restrictions Upon Resale...................11
        SECTION 3.13  Compliance with Law...................................................11

ARTICLE IV:  COVENANTS......................................................................11
        SECTION 4.01  Best Efforts Cooperation..............................................11
        SECTION 4.02  Global One's Business Prior to Closing................................11
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        SECTION 4.03  Notice of Changes and Litigation......................................11
        SECTION 4.04  No Negotiations.......................................................12
        SECTION 4.05  Non-Competition.......................................................12
        SECTION 4.06  Publicity.............................................................13
        SECTION 4.07  Board Representation..................................................13
        SECTION 4.08  Registration Rights...................................................14
        SECTION 4.09  Co-Sale...............................................................15
        SECTION 4.10  Private Placement; Public Offering....................................15
        SECTION 4.11  Charter and By-Law Amendments.........................................17
        SECTION 4.12  Rights of First Refusal...............................................17
        SECTION 4.13  Management Agreements.................................................18
        SECTION 4.14  Capitalization of Global One..........................................18
        SECTION 4.15  Additional Covenants of 2d and Buyer..................................19
        SECTION 4.16  Relationship Between 2d and Global One................................20
        SECTION 4.17  Loan to Global One....................................................20
        SECTION 4.18  Lawsuit Committee.....................................................21

ARTICLE V:  CONDITIONS TO THE BUYER'S AND 2d's OBLIGATIONS..................................21
        SECTION 5.01  Representations and Warranties True...................................21
        SECTION 5.02  Performance...........................................................21
        SECTION 5.03  Escrow Agreement......................................................22
        SECTION 5.04  Opinion of the Seller's Counsel.......................................22
        SECTION 5.05  Closing Documents.....................................................22

ARTICLE VI:  CONDITIONS TO THE SELLER'S AND BERMEISTER'S OBLIGATIONS........................22
        SECTION 6.01  Representations and Warranties True...................................22
        SECTION 6.02  Performance...........................................................22
        SECTION 6.03  Consents..............................................................22
        SECTION 6.04  No Actions, Suits or Proceedings......................................22
        SECTION 6.05  No Material Adverse Change............................................23
        SECTION 6.06  Co-Sale Agreement.....................................................23
        SECTION 6.07  Escrow Agreement......................................................23
        SECTION 6.08  Opinion of the Buyer's and 2d's Counsel...............................23
        SECTION 6.09  Closing Documents.....................................................23
        SECTION 6.10  Amendments Certificate of Incorporation or By-Laws....................23

ARTICLE VII:  INDEMNIFICATION...............................................................23
        SECTION 7.01  Survival..............................................................23
        SECTION 7.02  Indemnification.......................................................24
        SECTION 7.03  Separate Counsel; Notice, Etc.........................................24
        SECTION 7.04  Claims for Indemnification............................................24
        SECTION 7.05  Limit of Recourse to the Buyer and 2d.................................25

ARTICLE VIII:  TERMINATION..................................................................25
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        SECTION 8.01  Termination...........................................................25
        SECTION 8.02  Effect of Termination.................................................26

ARTICLE IX:  MISCELLANEOUS..................................................................27
        SECTION 9.01  Notices...............................................................27
        SECTION 9.02  Entire Agreement......................................................28
        SECTION 9.03  Modifications and Amendments..........................................28
        SECTION 9.04  Waivers and Consents..................................................28
        SECTION 9.05  Assignment............................................................29
        SECTION 9.06  Parties in Interest; Knowledge of the Seller; Affiliates..............29
        SECTION 9.07  Governing Law.........................................................29
        SECTION 9.08  Arbitration...........................................................29
        SECTION 9.09  Severability..........................................................30
        SECTION 9.10  Interpretation........................................................30
        SECTION 9.11  Headings and Captions.................................................30
        SECTION 9.12  Enforcement...........................................................30
        SECTION 9.13  Reliance..............................................................31
        SECTION 9.14  Expenses..............................................................31
        SECTION 9.15  No Broker or Finder...................................................31
        SECTION 9.16  Confidentiality.......................................................31
        SECTION 9.17  Costs and Attorneys' Fees.............................................31
        SECTION 9.18  Counterparts..........................................................32

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                                       iii

                                    EXHIBITS

1.04(c) - Escrow Agreement

1.04(a)(3) -A- Assignment of Share Exchange Agreement

1.04(a)(3)(B) - Assignment of Voting Agreement

1.08 - Confidentiality Agreement

4.09 - Co-Sale Agreement

5.04 - Opinion of Kinsella, Boesch, Fujikawa & Towle, LLP

6.08 - Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC

     This Stock Purchase and Sale Agreement (this "Agreement") entered into this 6th day of April, 1998 and effective on April 29, 1998 by and among GOGO Holdings, Inc. (the "Buyer"), a Delaware corporation and a wholly-owned subsidiary of 2d Interactive, Inc., also a Delaware Corporation ("2d"), 2d and Erekesef Securities Limited, a British Virgin Islands corporation (including any permitted assignee, the "Seller").


                               W I T N E S E T H :

     WHEREAS the Seller is the record and beneficial owner of 8,000,000 shares of the Common Stock, $.01 par value per share (the "Global One Shares"), of Global One Distribution & Merchandising, Inc., a Delaware corporation ("Global One"), and, under a certain Voting Agreement dated as of December 10, 1997 with Joseph and Susan Angard (the "Angards") currently controls the voting of at least 2,000,000 additional shares of Global One Common Stock (the "Voting Agreement");

     WHEREAS the Seller and Global one are parties to a certain Share Exchange Agreement dated as of October 24, 1997 (the "Share Exchange Agreement"), which agreement provides by its terms that the rights of the Seller thereunder are assignable by the Seller;

     WHEREAS 2d has undertaken a private placement of its equity securities, which may be consummated prior to, contemporaneously with or after the Closing (as hereinafter defined) (the "Private Placement");

     WHEREAS the Seller, desires to sell the Global One Shares, the Buyer desires to purchase the Shares and 2d desires to have the Buyer purchase the Global One Shares, upon the terms and conditions set forth herein; and

     WHEREAS the Buyer, 2d and the Seller desire to enter into certain other agreements for their mutual benefit;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the Buyer, 2d and the Seller hereby agree as follows:


              ARTICLE I: PURCHASE AND SALE OF THE GLOBAL ONE SHARES

     SECTION 1.01 Purchase and Sale of the Global One Shares On the basis of the representations, warranties and undertakings, and on the terms and subject to the conditions set forth in this Agreement, the Seller shall sell the Global One Shares to the Buyer, and the Buyer shall purchase the Global One Shares from the Seller, free and clear of all adverse claims, charges, pledges, liens, security interests, other interests of third parties and other encumbrances and restrictions of every kind and nature ("Claims"), other than those imposed pursuant to this Agreement, the Voting Agreement, the Share Exchange Agreement and securities laws of general application.

     SECTION 1.02 Purchase Price Subject to the provisions of Section 1.04, the total purchase price for the Global One Shares (the "Purchase Price") shall be $3,890,000, or $3,490,000, if at the election of the Buyer the Purchase Price is paid all in cash, as provided in Section 1.04(b)(2)(iii), consisting of the following and payable as follows:

     (a) $75,000 by bank check shall be paid by the Buyer to the Seller on the date hereof (the "Effective Date") and subject to the terms set forth in Section 1.08 hereof, as the initial advance of a cash portion of the purchase price, which amount shall be non-refundable to the Buyer except under the circumstances provided for in Section 8.02(b) (the "Initial Advance").

     (b) Subject to the Termination Option (as defined in Section 1.08 herein), $215,000, by wire transfer or bank check, shall be paid by Buyer to the Seller on the third full business day following the Delivery Date (as defined in Section 1.08 herein) , as an advance of a cash portion of the Purchase Price, which amount shall be non-refundable to the Buyer except under the circumstances provided for in Section 8.02(b) (the "Advance");

     (c)  Reserved

     (d) $1,350,000 by wire transfer or bank check, shall be paid by the Buyer to the Seller, at the Closing, of which $860,000 shall be delivered by the Buyer directly to the Escrow Agent (as defined in Section 1.04(c)); and

     (e)  That number of shares of capital stock of 2d determined as provided in
          Section 1.04(b)(2)(i) or Section 1.04(b)(2)(ii), as applicable, shall be issued and delivered to the Seller, at the Closing, subject to a possible post-closing repurchase thereof at the election of the Buyer for cash in the aggregate amount of $2,250,000 plus the dollar values pursuant to the schedule set forth in Section 1.07 or a substitution thereof for shares of capital stock of 2d of the class to be sold and issued to investors in the Private Placement, as more particularly provided in Section 1.05 (the shares so issued and any shares so substituted are hereinafter referred to as the "2d Stock"), or, alternatively $1,850,000, by wire transfer or bank check, shall be paid to the Sellers at the Closing, if, at the election of the Buyer the Purchase Price is all cash, as provided in Section 1.04(b)(2)(iii), at the Closing.

     SECTION 1.03 Advance and Further Advance The Initial Advance, the Advance and Further Advance shall be non-refundable to the Buyer, except under certain circumstances as provided in Section 8.02(b) upon termination of this Agreement.

     SECTION 1.04 Closing Subject to the satisfaction or waiver of each of the conditions set forth in Articles V and VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Kinsella, Boesch, Fujikawa & Towle, LLP in Los Angeles, California at such time and on such date as may be agreed upon by the parties as soon as practicable after the date hereof and upon the satisfaction or waiver of all conditions to Closing as provided herein; provided that the parties hereto shall use their reasonable best efforts to cause the Closing to occur on or before July 28, 1998 (such time and date being hereinafter called the "Closing Date"). At the Closing:

     (a) The Seller shall deliver or cause to be delivered to the Buyer the following:

          (1) Stock certificates representing the Global One Shares registered in the names of the Seller, duly endorsed to the Buyer or accompanied by duly executed stock assignments separate from such certificates and sufficient to transfer ownership of the Shares to the Buyer;

          (2) If the Private Placement shall have been consummated theretofore, except as provided in Section 4.10, any registration rights, stockholders, co-sale and/or other agreements (other than the applicable investment or securities purchase agreement) entered into by the Buyer and the investors in the Private Placement, executed by the Seller in each instance;

          (3) Assignments of the Share Exchange Agreement and the Voting Agreement in the forms attached hereto as Exhibits 1.04(a)(3)-A and 1.04(a)(3)-B, duly executed on behalf of the Seller;

          (4)  The certificates required by Sections 5.01 and 5.02; and

          (5)  The opinion of counsel required by Section 5.04.

     (b) The Buyer shall pay and deliver, and 2d shall cause the Buyer to pay and deliver, the following to the Seller:

          (1) $1,350,000 or $1,550,000, representing the balance of the cash portion of the Purchase Price after taking into account the Advance and the Further Advance by wire transfer of same day federal funds, of which $860,000 shall be delivered by the Buyer directly to the Escrow Agent;

          (2) (i) Stock certificates representing 71,631 shares of 2d Common Stock, which represents fifteen percent (15%) of the outstanding shares of 2d Common Stock as of the date hereof, unless the Private Placement shall have been consummated theretofore, or,
               (ii) if the Private Placement shall have been consummated theretofore, except as provided in Section 4.10, stock certificates representing that number of shares of the capital stock of 2d of the class sold and issued to investors in the Private Placement (rounded upward to the nearest whole share) which, on the basis of the price paid for such securities pursuant to the Private Placement, then have a value of $2,250,000 plus the additional dollar values pursuant to the schedule set forth in Section 1.07 and, except as provided in
               Section 4.10, any registration rights, stockholders, co-sale and/or other agreements (other than the applicable investment or securities purchase agreement) entered into by 2d and such investors, in each case executed by or on behalf of all of the parties thereto other than the Seller, or,
               (iii) if 2d so elects by written notice to the Seller not less than two (2) business days prior to the Closing Date, $1,850,000 plus the amount determined in accordance with Section 1.07, by wire transfer of same day federal funds;

          (3)  The certificates required by Sections 6.01 and 6.02; and

          (4)  The opinion of counsel required by Section 6.08.

     (c) In addition to the $860,000 referred to in Sections 1.02(d) and 1.04(b)(1), the 2d Stock delivered to Seller pursuant to paragraph (b) of this Section shall be immediately transferred to Kinsella, Boesch, Fujikawa & Towle, LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (the "Escrow Agent") under an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as
          Exhibit 1.04(c). The 2d Stock shall thereafter be released from escrow in accordance with the terms of the Escrow Agreement.

     SECTION 1.05 Substitution of Shares; Repurchase

     (a) In the event that, at the Closing, 2d issues and delivers to the Seller 2d Stock consisting of shares of 2d Common Stock pursuant to
          Section 1.04(b)(2)(i) and thereafter the Private Placement is consummated, the Seller shall, at the closing of the Private Placement, re-deliver the stock certificates representing such shares of 2d Common Stock and 2d shall issue and deliver to the Seller in substitution therefor stock certificates representing that number of shares of 2d capital stock of the kind being issued and sold in the Private Placement which, on the post-Private Placement valuation of 2d, then have a value of $2,250,000 plus any additional stock certificates deliverable pursuant to the schedule set forth in Section
          1.07 herein.

     (b) Notwithstanding the foregoing, 2d may elect, by written notice to the Seller, to repurchase the 2d Stock from the Seller at any time within sixty (60) days after the Closing Date in consideration of the payment of $2,250,000 plus the amount determined pursuant to Section 1.07 by wire transfer or bank check. In such a case, the closing of such repurchase shall be held at such time on such date not less than three
          (3) and not more than ten (10) days after such notice by 2d to the Seller as 2d shall set forth in such notice, at the offices of Kinsella, Boesch, Fujikawa & Towle, LLP or, if such law firm is not agreeable thereto, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in Boston, Massachusetts. At such a closing, the Seller shall deliver to 2d Stock certificates representing the 2d Stock being repurchased, together with duly executed stock assignments separate from certificates sufficient to transfer title to such 2d Stock of 2d, free and clear of all Claims, and 2d shall deliver payment therefor or evidence of payment in the case of payment by wire transfer of same day federal funds.

     SECTION 1.06 Further Assurances Further, at any time and from time to time after the Closing Date, at the request of 2d and without further consideration, the Seller, on the one hand, and the Buyer and 2d, on the other hand, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to and ownership of the Global One Shares, and the Buyer and 2d shall perform the reciprocal for the Seller with respect to the 2d Stock, if any, received by the Seller hereunder.

     SECTION 1.07 Adjustment to Consideration In the event that the gross proceeds to 2d from the Private Placement are at least $7,500,0000, Buyer shall deliver to Seller Stock Certificates representing that number of additional shares of capital stock of 2d of the class sold and issued to investors in the Private Placement in accordance with the following schedule (or, in the event of a repurchase of the 2d Stock from Seller or a cash payment pursuant to Section 1.04(b)(2)(iii), the payment price therefor shall be increased by the amount set forth below in parentheses):

     (a) upon a pre-Private Placement valuation determined by the Board of Directors of 2d less than $15.0 million, no additional shares (or $0.00);

     (b) upon a pre-Private Placement valuation determined by the Board of Directors of 2d between $15.0 and $17.49 million, that number of shares purchasable with $675,000 (or $675,000);

     (c) upon a pre-Private Placement valuation determined by the Board of Directors of 2d between $17.50 and $19.99 million, that number of shares purchasable with $900,000 (or $900,000);

     (d) upon a pre-Private Placement valuation determined by the Board of Directors of 2d between $20.00 and $24.99 million, that number of shares purchasable with $1,125,000 (or $1,125,000); or

     (e) upon a pre-Private Placement valuation determined by the Board of Directors of 2d above $25 million, that number of shares purchasable with $1,350,000 (or $1,350,000).

     SECTION 1.08 Disclosure and Termination Option

     (a) The Seller acknowledges that it possesses, and hereby informs Buyer of, additional material information concerning the business, operations, properties, assets, liabilities, condition (financial and otherwise) and prospects of Global One, which the Seller is obligated to keep confidential. Subject to a mutually satisfactory confidentiality agreement having been executed and delivered among the Buyer, 2d and Global One, substantially in the form of Exhibit 1.08 hereto, with such amendments, deletions and other changes as such three parties thereto may agree (the "Confidentiality Agreement"), which the Seller shall request Global One to negotiate in good faith to enter into, as soon as practicable after the date hereof, the Seller shall deliver and communicate to 2d and Buyer all material non-public information related to Global One in its possession other than the Excluded Global Information (as hereinafter defined) (the "Global Information"); provided, however, it is mutually understood and agreed that Global Information shall not include information which relates to discussions, negotiations or other matters relating to existing or prospective contracts between 2d and Global One (the "Excluded Global Information").

          The date upon which the Buyer receives the Global Information shall be defined as the "Delivery Date." Upon receipt of the Global Information, 2d and Buyer shall have three full business days following the Delivery Date to evaluate the Global Information. After evaluation of the Global Information, 2d shall have the unconditional right to terminate the Agreement (the "Termination Option"). In the event that 2d wishes to exercise the Termination Option, 2d shall inform the Seller no later than 5:00 p.m. Eastern Standard Time on the third full business day following the Delivery Date via telephone call followed by fascimile transmission that it will terminate the Agreement; thereafter, the Termination Option shall expire and cease to have any force or effect.

     (b) Buyer acknowledges that it has reviewed all reports filed by Global One with the Securities and Exchange Commission (the "Commission"). Except for the information to be provided on the Delivery Date, the Seller has heretofore disclosed to 2d all material information which it possesses regarding the business, operations, properties, assets, liabilities, condition (financial or otherwise) and prospects of Global One and regarding the Seller, the Global One Shares and the transactions contemplated hereby (excluding information that is included in reports filed by Global One with the Commission and the Excluded Global Information). Except as disclosed in the Global Information or in Global One's reports filed with the Commission, to the Seller's knowledge, since the date of the last of such reports which have been filed, there has not occurred any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Global One. The Seller does not represent or warrant that any of the information filed with the Commission or provided to the Seller by Global One (and provided to the Buyer hereunder) is true and correct (although the Seller represents and warrants that it has no knowledge that any of such information is not true and correct as of the date hereof).


     ARTICLE II: REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Buyer and 2d to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer and 2d that:

     SECTION 2.01 Title to and Ownership of Global One Shares The Seller owns the Global One Shares, of record and beneficially, free and clear of all Claims and to the knowledge of the Seller, the Global One Shares represent approximately forty percent of the total issued and outstanding Shares of Global One, on a non-diluted basis (i.e., not subject to dilution as a result of the issuance of shares of Global One pursuant to options, warrants or other rights disclosed by Global One in reports it has filed with the Commission or by the Seller to the Buyer not later than the Delivery Date). There is no restriction affecting the ability of the Seller to transfer the record title and beneficial ownership of the Global One Shares to the Buyer and, upon delivery thereof to the Buyer in accordance with the provisions of this Agreement and of payment of the Purchase Price, the Buyer will acquire good record title to and sole beneficial ownership of the Global One Shares, free and clear of all Claims, other than those imposed pursuant to this Agreement, the Voting Agreement and securities laws of general application.

     SECTION 2.02 Authority to Enter into and Perform this Agreement The Seller has the full legal right and power and all authority and approval required by law to enter into this Agreement and to perform their obligations hereunder. The Seller has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms. On the Closing Date, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by the Seller will (a) conflict with or result in any violation of any charter document, by-law, judgment, decree, order, statute or regulation applicable to the Seller or the Global One Shares, or any breach of any agreement to which the Seller is a party or by or to which the Seller or any of the Global One Shares is bound or subject, or constitute a default thereunder, or result in the creation of any Claim on, or with respect to, any of the Global One Shares, or (b) result in any violation of, or be in conflict with, or constitute a default under, any agreement, instrument, judgment, order, decree, law, rule or regulation applicable to the Seller or the Global One Shares.

     SECTION 2.03 Purchase For Investment The Seller is acquiring any 2d Stock which it is receiving, as provided in Section 1.04(b)(2), for investment, for its own account and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws. The Seller understands and accepts that such 2d Stock will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or transferred without such registration or an exemption therefrom. The Seller understands and accepts that the certificates for such 2d Stock will bear an appropriate legend to the foregoing effect. The Seller is sufficiently experienced in financial and business matters to be capable of evaluating the risks of investment in the 2d Stock and to make an informed decision relating thereto. The Seller has the financial capability for making the investment, can afford a complete loss of the investment, and the investment is a suitable one for the Seller. The Seller is an "accredited investor" within the meaning of Rule 501 of the General Rules and Regulations of the Commission under the Securities Act. Prior to the execution and delivery of this Agreement, the Seller has had an opportunity to ask questions of and receive answers from representatives of 2d concerning the business, operations, properties, assets, liabilities, condition (financial and otherwise) and prospects of 2d deemed by them to be adequate.

     SECTION 2.04 Organization and Qualification; Ownership; Residence The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

     SECTION 2.05 Seller Power and Authority The Seller has the corporate power and authority to own and hold its assets and to carry on its business of being a securities holding company as currently conducted.

     SECTION 2.06 Compliance with Law The Seller has not failed to comply with, and is not in default under, any law, ordinance, rule, regulation, judgment, order or decree applicable to it or any of its assets which would impair the ability of the Seller to consummate the transactions contemplated hereby.

     SECTION 2.07 Share Exchange and Voting Agreement; Disclosure The Share Exchange Agreement and Voting Agreement are valid and binding agreements, in full force and effect, and enforceable against the parties thereto in accordance with their terms. To the Seller's knowledge, without having conducted any additional investigation or inquiry in connection herewith, the representations and warranties of Global One set forth in the Share Exchange Agreement and the representations and warranties of Joseph and Susan Angard under the Voting Agreement are true and correct and no party to any of such agreements is in default of any of his, her or its obligations thereunder. Other than the Global One Shares and rights under the Share Exchange Agreement and the Voting Agreements, neither the Seller nor any affiliate of Seller has any ownership of or other rights in or with respect to shares of capital stock of Global One or of or in any of the assets of Global One.

     SECTION 2.08 Accredited Investor The Seller is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act").

     SECTION 2.09 Opportunity to Investigate; Review of Documents and 2d and Buyer Prior to the execution of this Agreement, the Seller has had the opportunity to (i) read in full this Agreement and its Exhibits, and has thoroughly reviewed, become familiar with and understands the Agreement and its Exhibits; and (ii) ask questions of, and receive answers from, representatives of 2d and the Buyer concerning the terms and conditions of this transaction, and the finances, operations, business and prospects of 2d and the Buyer. The Seller has also had the opportunity to obtain additional information necessary to verify the accuracy of information furnished about 2d and the Buyer. Accordingly, the Seller has independently evaluated the risks of purchasing the 2d Stock, and the Seller is satisfied that the Seller has received from the Buyer and 2d information with respect to all matters that the Seller considers material to the Seller's decision to make this investment.

     SECTION 2.10. Experience and Suitability The Seller is qualified by the Seller's knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the 2d Stock and to make an informed decision relating thereto. The Seller has the financial capability for making the investment and protecting the Seller's interests, and can afford a complete loss of the investment. The investment is a suitable one for the Seller.

        SECTION 2.11 No Need for Liquidity The Seller is aware that the Seller will be unable to liquidate the Seller's investment readily in case of an emergency and that the 2d Stock being purchased may have to be held for an indefinite period of time. The Seller's overall commitment to investments which are not readily marketable is not excessive in view of the Seller's net worth and financial circumstances and the purchase of the 2d Stock will not cause such commitment to become excessive. In view of such facts, the Seller acknowledges that the Seller has adequate means of providing for the Seller's current needs, anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the 2d Stock. The Seller is able to bear the economic risk of this investment.

     SECTION 2.12 Legends The Seller understands that until the 2d Stock has been registered under the Securities Act and applicable state securities laws each certificate representing the 2d Stock shall bear a legend substantially similar to the following;

     The securities represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended, and applicable state securities laws or unless an exemption from such registration is available.

     ARTICLE III: REPRESENTATIONS AND WARRANTIES OF BUYER AND 2D

     As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer and 2d, jointly and severally, represent and warrant to the Seller as follows:

     SECTION 3.01 Organization and Qualification Each of the Buyer and 2d is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and hold under lease the properties and assets, if any, it purports to own and hold under lease and to carry on its business as now being conducted and as currently proposed to be conducted, and is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it makes qualification therein necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of 2d. 2d has heretofore delivered to the Seller accurate and complete copies of the Buyer's and 2d's certificates of incorporation and by-laws, together, in each case, with any amendments thereto to the date thereof.

     SECTION 3.02 Buyer's Power and Authority; Authorization Each of the Buyer and 2d has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements and documents provided for herein or contemplated hereby. The execution, delivery and performance of this Agreement and the other documents provided for herein or contemplated hereby have been approved by the Boards of Directors of the Buyer and 2d and by 2d as the sole stockholder of the Buyer and no other corporate action is required to be taken by the Buyer or 2d to authorize them to execute and deliver this Agreement. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Buyer or 2d pursuant hereto have been duly executed and delivered by, and constitute the valid and binding obligation of Buyer or 2d, as the case may be, enforceable against Buyer or 2d in accordance with their terms.

     SECTION 3.03 Validity, Etc. Neither the execution and delivery of this Agreement and the other agreements and documents provided for herein or contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in accordance with the terms and conditions hereof and thereof, will: (i) conflict with or result in any breach of any certificate of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, 2d or the 2d Stock (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other third party (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any contract, mortgage, indenture, note, license, agreement or other instrument to which the Buyer or 2d is a party or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, 2d or the 2d Stock which would materially impair the Buyer's ability to consummate the transactions contemplated hereby.

     SECTION 3.04 Capital Structure of 2d: Issuance of Securities The authorized and outstanding capital stock of 2d is as set forth on Schedule 3.04 hereto. All outstanding shares of such capital stock are validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.04, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe for or other instruments, agreements or rights of any character exercisable for, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of 2d ("Rights").
Schedule 3.04 sets forth a description of the material terms of all Rights. The issuance and sale of the 2d Stock to the Seller has been duly authorized and if, when and as delivered to the Seller, the 2d Stock will be duly and validly issued and outstanding, fully paid and non-assessable and will be free and clear of all Claims, other than those imposed pursuant to this Agreement and securities laws of general application.

     SECTION 3.05 Subsidiaries of 2d. Schedule 3.05 sets forth a list of all entities in which 2d has an equity or profit interest (each a "Subsidiary"). The Company owns 100% of the capital stock of each Subsidiary. Except for the Subsidiaries, 2d does not hold any equity or profit interest in any other entities.

     SECTION 3.06 Financial Statements 2d has provided to the Seller complete and accurate copies of 2d consolidated financial statements for the one year period ended December 31, 1997 (the "2d Financial Statements"). The 2d Financial Statements, subject to normal year-end adjustments and the absence of footnotes,
(i) have been prepared from and on the basis of, and are in accordance with, the books and records of 2d and in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods; and (ii) fairly present the financial condition of 2d as of the date of the 2d Financial Statements and the results of its operations for the period therein specified. There are no material undisclosed liabilities which should be disclosed in the 2d Financial Statements pursuant to generally accepted accounting principles.

     SECTION 3.07 Affiliate Transactions Except as set forth on Schedule 3.07, 2d is not a party to any transaction involving, and has no direct or indirect obligation or liability to, any of its affiliates (as defined in Section 9.06).

     SECTION 3.08 Absence of Changes Except as disclosed on Schedule 3.08 or in the documents and other information referred to thereon, since December 31, 1997, there has not occurred any material adverse change on an overall net basis in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of 2d.

     SECTION 3.09 Tax Returns and Audits 2d has filed all tax returns and reports required to be filed by it with federal and state tax authorities and paid all taxes, if any, due thereunder. 2d has no unpaid tax liabilities except as adequately reserved against in the 2d Financial Statements or as have arisen in the ordinary course of business since November 30, 1997 and which are not required to be paid, on as estimated or otherwise, since such date. Without limiting the generally of the foregoing, 2d has paid all employment withholding taxes required to be paid by it to date.

     SECTION 3.10 Pending Litigation or Proceedings Except as disclosed on
Schedule 3.10, there is no pending or, to the best knowledge of 2d, threatened action, suit, or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in zoning or building ordinances affecting the real property or leasehold interests of 2d, its properties, assets or business, nor any facts which constitute a valid basis for any thereof, which has had, is having or is reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of 2d.

     SECTION 3.11 Employee Benefits 2d is not, and has never been, subject to any retirement, pension, profit sharing or other similar plan which is or was subject to the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"); no "prohibited transaction" within the meaning of Section 4.06(a) of ERISA, and no "reportable event" within the meaning of Section 4.043 (b) of ERISA, has occurred with respect to any employee benefit plan of 2d; and all employee benefit plans of 2d have been established and operated in full compliance with all applicable laws, rules and regulations.

     SECTION 3.12 Investment Representation; Restrictions Upon Resale 2d shall acquire the Global One Shares only for 2d's own account, for investment and not with a view to distribution thereof in violation of the Securities Act or applicable state securities laws. 2d acknowledges that the Global One Shares have not been registered under the Securities Act of 1933 and can be transferred only if so registered or if an exemption from registration is available. 2d has such knowledge and experience in financial and business matters that it is capable of protecting its own interests in connection with the acquisition of the Global One Shares.

     SECTION 3.13 Compliance with Law Neither the Buyer nor 2d has failed to comply with, or is in default under, any law, ordinance, rule, regulation, judgment, order or decree applicable to it or its assets which would impair the ability of the Buyer or 2d to consummate the transactions contemplated hereby.

                              ARTICLE IV: COVENANTS

     The Buyer, 2d and the Seller covenant and agree as follows:

     SECTION 4.01 Best Efforts Cooperation Each of the Buyer, 2d and the Seller shall use his or its respective reasonable best efforts in good faith to cause to be satisfied all conditions to the others' obligations to consummate the transactions contemplated hereby to be satisfied, to the end that the transactions contemplated hereby will be fully and timely consummated. Additionally, the Seller shall use reasonable best efforts to attend two to three prospective investor meetings in connection with the Private Placement. Without limiting the generality of the foregoing, the Seller shall use its reasonable best efforts to obtain and furnish to 2d, or cause to be obtained and furnished to 2d, such information regarding Global One in connection with 2d's due diligence investigation thereof as 2d may reasonably request.

     SECTION 4.02 Global One's Business Prior to Closing The Seller shall use its reasonable best efforts to cause the Seller and its representatives to cause Global One to conduct its business pending the Closing in a prudent manner and in the ordinary course of business. 2d shall conduct its business pending the Closing in a prudent manner and in the ordinary course of business.

        SECTION 4.03 Notice of Changes and Litigation At any time prior to the Closing, the Seller shall notify 2d of any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Global One as soon as they, or either of them, become or becomes aware that any such change has occurred or is reasonably likely to occur. Similarly, at any time prior to the Closing, 2d shall notify the Seller of any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of 2d as soon as 2d becomes aware that any such change has occurred or is reasonably likely to occur. At any time prior to the Closing, each of the parties hereto shall also notify the other parties hereto as soon as such party becomes aware of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by such party or any of the other parties hereto or any of their respective affiliates, directors, officers, employees, consultants, agents or representatives, relating to the Shares or otherwise to the Seller, Global One, 2d or the transactions contemplated hereby.

     SECTION 4.04 No Negotiations Until June 1, 1998, or the earlier termination of this Agreement in accordance with its terms, the Seller shall not, directly or indirectly, initiate or engage in discussions or negotiations with, or provide any information to, any person or entity regarding the possible sale, pledge or grant of rights with respect to any of the Global One Shares or any other matter inconsistent with the consummation of the transactions contemplates hereby or the possible sale, pledge or grant of rights with respect to any of the shares of Common Stock, $0.01 par value per share, of Global One held by the Seller, or any similar transaction.

     SECTION 4.05 Non-Competition Except to the extent the public policy of any state applicable hereto renders the provisions of this Section 4.05 unenforceable, the Seller hereby agrees that, until the date (the "Disposition Date") that the Seller, together with its affiliates, owns less than one-half of the 2d Stock issued to the Seller pursuant hereto (or securities of 2d issued in exchange therefor) and for a period of two years following the end of such time or the time of the Seller's irrevocable surrender of all rights to which it is otherwise entitled by reason of its owning not less than one-half of 2d Stock issued to the Seller pursuant hereto, not to engage or permit their affiliates to engage, directly or indirectly, in any business competitive with the business of computer-based media kiosk advertising in connection with poster sales; provided that, after the Disposition Date or the date the Seller irrevocably surrenders the rights to which it is otherwise entitled by reason of holding not less than one-half of the 2d Stock issued to the Seller pursuant hereto, the restrictions set forth in the preceding clauses of this Section 4.05 shall apply for the ensuing two years only within the United States of America. In the event that Bermeister desires to enter into the business of computer-based media kiosk advertising in connection with poster sales in Australia, 2d shall enter into good-faith discussions with Bermeister related to such business, it being understood and agreed that 2d and Bermeister will negotiate in good faith the terms and conditions under which 2d would provide rights, know-how and cooperation for the conduct of such business in Australia by Bermeister under an agreement with 2d; provided that, if Bermeister and 2d do not conclude such an agreement after such good-faith discussions, Bermeister shall be permitted to conduct such business independently of 2d. Except to the extent that the public policy of any state applicable hereto renders such provisions unenforceable, the Seller acknowledges and accepts that the provisions of this Section 4.05 are reasonable and valid in geographical and temporal scope and in all other respects. Subject to the provisions of this Section 4.05 being rendered unenforceable by any such public policy, if any court determines that any of such restrictive covenants, or any part thereof, is invalid or unenforceable, the remainder of such restrictive covenants shall not be affected thereby and shall be given full effect, without regard to the invalid or unenforceable portions; provided that, if any court determines that any of such provisions or any part thereof, is invalid or unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or geographic scope of such provision, as the case may be, and, in its reduced form, such provision shall then be valid and enforceable.

     SECTION 4.06 Publicity Between the date hereof and the Closing Date, each of the Buyer, 2d and the Seller agrees that, except as required by applicable federal and state securities laws and regulations, he or it or any of their affiliates: (a) will make no public announcement or filing regarding the transactions contemplated hereby without the prior written consent of the other, provided however, 2d may make communications related to the transactions contemplated hereby without the consent of Seller in connection with the Private Placement, (b) will respond to all inquiries regarding the transactions contemplated hereby by stating that it is its policy not to comment on such matters, (c) will institute reasonable procedures to restrict knowledge of the transactions contemplated hereby to those who need to know, and (d) will use his or its best efforts to ensure that no person who has knowledge regarding the transactions contemplated hereby through him or it will trade in the securities of Global One or, if 2d's securities are then publicly traded, 2d. In the event the Seller, or 2d determines that public disclosure, by announcement or the making of a filing, of the transactions contemplated hereby is necessary in public documents required to be filed by any of them or by Global One or pursuant to the exception in the preceding sentence, it agrees to notify the others of such party's intention to make or cause to be made such disclosure and provide the others with the text of the proposed disclosure reasonably in advance of its release to the public and to consult with the others regarding the proposed disclosure.

     SECTION 4.07 Board Representation

     (a) At the Closing, unless the Purchase Price is, at the election of the Buyer, paid all in cash, as provided in Section 1.04(b)(2)(iii), Seller shall have the right to Board representation proportionate to the ownership percentage represented by its holdings relative to the total outstanding shares of 2d Stock, calculated on a non-diluted basis (as hereinabove defined) and rounded downward to the nearest whole number but not less than one ("Proportionate Representation"); provided, however, such representation shall be by Mark Dyne ("Dyne") or Kevin Bermeister ("Bermeister") or any other person designated by the Seller and approved by 2d each in its complete discretion. Thereafter, so long as the Seller continues to hold not less than one-half of the 2d Stock issued to the Seller pursuant hereto, the Seller will be entitled to at least one seat on the Board of Directors of 2d, and at the request of the Seller, 2d shall hold meetings of its Board of Directors not less frequently than four times a year, at which management of 2d shall discuss 2d's performance, prospects and strategies. Until the Disposition Date, 2d shall also cause Dyne, Bermeister or a designee of the Seller approved by 2d to be nominated as a member of the Board of Directors of 2d as one of the nominees nominated by 2d's Board of Directors, and shall use its reasonable best efforts to cause Dyne, Bermeister or a designee of the Seller approved by 2d to be elected as such. So long as the Seller is entitled to Board representation, Seller shall also be entitled to proportionate representation, as determined by the first sentence of this Section 4.07(a), on each committee of the Board of Directors and on the Board of Directors and each committee of each subsidiary of 2d. At least one of Dyne, Bermeister or the designee of the Seller approved by 2d shall initially hold a Board seat with the longest remaining term prior to the next election of Directors, if the 2d Board of Directors is divided into classes of Directors having multiple-year terms expiring in successive years. Notwithstanding the foregoing, in the event of a transfer of shares of 2d Stock issued to the Seller pursuant hereto and of the rights of the Seller granted hereunder other than an assignment in accordance with Section 9.05 of this Agreement, the Seller's right to one or more Board seats and related rights shall terminate, and the Board representative(s) of the Seller shall resign forthwith or, failing such resignation, shall be subject to removal by the vote of the 2d stockholders in which event the Seller hereby agrees to vote the 2d Stock in the same proportion as the other 2d stockholders cast their votes, or to the extent provided in the By-laws, and in accordance with applicable law, by a majority vote of the Board of Directors in which the Seller shall direct its representative(s) on the Board of Directors not to vote.

     (b) The foregoing provisions of this Section 4.07 are subject to the provisions of Section 4.10.

     SECTION 4.08 Registration Rights

     (a)(i) From the date on which 2d first becomes eligible to use Form S-3 (or such other form as the Commission may from time to time prescribe for such purpose), until the third anniversary of the date on which 2d first becomes eligible to use Form S-3 (or such other form as the Commission may from time to time prescribe for such purpose) for the resale of shares of its capital stock by holders thereof or the Seller becomes eligible to resell the 2d Stock pursuant to subsection 144(k) of Rule 144 of the General Rules and Regulations of the Commission, the Seller shall have the right to require 2d to file with the Commission a single registration statement on Form S-3 (or such other form) covering all or such portion of the 2d Stock as the Seller then determines and notifies 2d it desires to resell (the "Resale Registration Statement") and to use its reasonable best efforts to cause the Resale Registration Statement to become effective within 90 days thereafter and to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the completion of the offering covered by the Resale Registration Statement and (ii) the date on which the Seller shall become entitled to resell the 2d Stock pursuant to subsection
(k) of such Rule 144; in the event 2d proposes to register an underwritten offering of its Common Stock for its own account under the Securities Act, it shall have the right to delay or suspend the filing or effectiveness of the Resale Registration Statement for up to an aggregate of 104 days in any 12-month period to facilitate such registration. If the Seller proposes to effect an underwritten offering of the 2d Stock, 2d and the Seller shall enter into an underwriting agreement in customary form with the underwriters of recognized national or regional standing selected by the Seller and reasonably acceptable to 2d.

     (ii) Notwithstanding the foregoing, in the event of a material development in the business of, or otherwise related to, 2d which 2d determines, with the advice of counsel, requires it to suspend the offering covered by the Resale Registration Statement until public disclosure is made of such material development, 2d shall notify the Seller of such suspension and the Seller shall cease using the prospectus included in the Resale Registration Statement until forty-eight hours following the public disclosure of such material development. 2d shall promptly publicly disclose all such material developments; provided that it shall be entitled to delay such disclosure for a reasonable period of time for valid business purposes as determined by its Board of Directors or if, with the advice of counsel, it is required to do so under applicable law or in the exercise of 2d's Board of Directors' fiduciary duties; provided that such delay shall not exceed five (5) business days without the consent of the Seller which, shall not be unreasonably withheld.

     (iii) 2d shall pay the registration filing fee and legal costs of the 2d's counsel's related to the preparation of the Resale Registration Statement, and 2d shall also pay all expenses related to 2d's preparation and filing of reports to the Commission and all other documents of the Buyer incorporated by reference into the Resale Registration Statement, including the fees and expenses of 2d's counsel in responding to comments of the Commission relating to the Resale Registration Statement, including but not limited to the documents which have been incorporated by reference into the Resale Registration Statement.

     (b) If, at any time or from time to time, 2d determines to register the offer and sale of its equity securities for its own account or the account of any other stockholder(s) of 2d, other than a registration relating to an employee benefit plan (or the resale of securities acquired pursuant thereto) or a transaction pursuant to Rule 145 of the Commission's General Rules and Regulations, 2d shall include in such registration statement such number of shares of the 2d Stock as the Seller shall elect by notice to 2d in writing (which election may be rescinded at any time prior to the sale of such securities) within twenty (20) business days following receipt by the Seller of notice from 2d of such registration; provided that, if the offering covered by such registration is underwritten, it shall be a condition of the inclusion in such underwritten offering of shares of the 2d Stock as to which the Seller shall have made such election that the Seller shall have entered into an underwriting agreement in customary form with the underwriters selected by 2d or such other stockholder(s) for such offering. If the managing underwriter of such offering determines that the inclusion in such underwritten offering of all or any portion of the 2d Stock as to which the Seller has made such election would be detrimental to the offering of the equity securities being offered by 2d or such other stockholder(s), the number of shares of such 2d Stock as to which the Seller has made such election to be included in such underwritten offering shall be limited pari passu with the equity securities of 2d of all other stockholders of 2d which are proposed to be included in the underwritten offering.

     (c) All registration expenses, including the fees and expenses of 2d's counsel, incurred in connection with the registrations contemplated by this
Section 4.08 shall be borne by 2d, but all direct selling expenses of the Seller (including broker's fees and underwriting commissions proportionate to the 2d Stock of the Seller included therein) and the legal fees and expenses of the Seller's counsel shall be borne by the Seller. In connection with any such registration statement, the Seller shall promptly furnish 2d with such representations, information, consents and indemnifications regarding the Seller and the 2d Stock proposed to be included therein and the method of distribution of such 2d Stock as shall be necessary and/or customary for inclusion in such registration statement. In addition in the case of an underwritten offering, the Seller shall deliver into the custody of the managing underwriter, the stock certificates representing such 2d Stock as the seller proposes to be included therein, under a customary custody agreement and power-of-attorney.

     (d) The foregoing provisions of this Section 4.08 are subject to the provisions of Section 4.10.

     SECTION 4.09 Co-Sale The stockholders of the Buyer who are currently members of 2d's management and who are named on Schedule 4.09 (the "Management Stockholders") and the Seller shall enter into a Co-Sale Agreement in the form attached hereto as Exhibit 4.09. The foregoing provisions of this Section 4.09 are subject to the provisions of Section 4.10.

     SECTION 4.10 Private Placement; Public Offering

     (a) As a condition of the applicability of the purchase price paid in the Private Placement for determining the number of shares of 2d capital stock which the Seller is entitled to receive as the non-cash portion of the Purchase Price, not more than one-half of the equity securities sold in the Private Placement shall be sold to pre-existing stockholders of 2d, affiliates of pre-existing stockholders of 2d or affiliates of 2d and investors who have an existing or prospective material commercial relationship with 2d.

     (b) In the event the condition set forth in the preceding subsection (a) of this Section 4.10 is not satisfied and the Seller and 2d do not agree upon the valuation of the securities to be delivered to Seller (the "Valuation")within three (3) business days after the date of the closing of the Private Placement, the Valuation shall be determined by a single arbitrator who shall be jointly selected by 2d and the Seller or, if they shall not agree on such selection within ten (10) business days after the date of the closing of the Private Placement, such determination and the resulting determination of the number of shares of 2d Stock to be issued to the Seller shall be made by three arbitrators, one of whom shall be selected by each of the Seller and 2d and the third of whom shall be selected by agreement of the two arbitrators so selected by the Seller and 2d. All such arbitrators shall be accountants who are partners in one or more nationally recognized accounting firms or investment bankers employed by nationally or regionally recognized investment banking firms who are experienced in performing company valuations. In the case of such a determination by three arbitrators, the applicable post-Private Placement valuation of 2d shall be the average of such valuations determined by the two of such arbitrators whose valuations are closest to one another. The parties shall use good faith efforts to provide each other and the arbitrators all information they possess bearing on the Valuation.

     (c) If the Private Placement is consummated, the conditions set forth in the first sentence of this Section 4.10 are satisfied, and the purchasers of securities of 2d in the Private Placement are granted registration rights with respect to such securities, then the Seller shall enter into the agreement(s) granting such rights on a pari passu basis with such purchasers and the provisions of such agreement(s) shall then supersede the provisions of Section 4.08, which shall thereafter be of no further force or effect. Similarly, if the purchasers of such securities in the Private Placement are granted co-sale or tag-along rights or any other rights vis-a-vis any other stockholders of 2d, then the Seller shall enter into the agreement(s) granting such rights on a pari passu basis with such purchasers and such agreement(s) shall then supersede the provisions of Section 4.09, which shall thereafter be of no further force or effect.

     (d) Notwithstanding the provisions of any of Sections 4.07 and 4.09 or the foregoing provisions of this Section 4.10 to the contrary, in the event that 2d consummates an initial public offering (an "IPO") of its equity securities, the rights granted to the Seller under Sections
          4.07 and 4.09, if otherwise then applicable, shall lapse and be of no further force or effect.

     (e) In addition, if an investor or a group of affiliated investors acquires greater than twenty-five percent of the securities sold in the Private Placement, and if the Seller notifies 2d within ten (10) days after the date of closing of the Private Placement that, as a result of the concentration of ownership by such investor's or group's acquisition of greater than twenty-five percent of the securities sold in the Private Placement, the Seller believes that the value of the 2d Stock issued to the Seller pursuant hereto is less than the pro rata value of stock sold in the Private Placement, then the Valuation of the 2d Stock otherwise issuable to the Seller pursuant hereto shall be finally and conclusively determined by a single arbitrator selected in accordance with the terms and procedures set forth in paragraph (b) of this Section 4.10. If the value of the securities otherwise issuable to the Seller pursuant hereto, as so determined, is less than $2,250,000, then 2d shall forthwith issue to the Seller an additional amount of such securities which will have a value, when held by the Seller, equal to such shortfall in value below $2,250,000.

     SECTION 4.11 Charter and By-Law Amendments At or prior to the Closing, 2d covenants that it will amend its Certificate of Incorporation or its By-laws, as applicable, in order to provide Seller the rights set forth on Schedule 4.11 attached hereto. In the event of any repeal of the provisions set forth in
Schedule 4.11, 2d hereby agrees to continue to provide to Seller the rights set forth in Schedule 4.11, which are hereby incorporated by reference, until the Disposition Date.

     SECTION 4.12 Rights of First Refusal

     (a) The Seller and all Stockholders of 2d whose terms of investment provide for rights of first refusal shall have the right of first refusal to purchase all or any part of their pro rata shares of Equity Securities, as defined below, that a member of the Senior Management (persons holding Vice Presidential positions or positions of greater seniority with 2d), may from time to time propose to sell after the date of this Agreement, and the members of Senior Management and all such stockholders of 2d who have given reciprocal rights to the Seller shall have a right of first refusal to purchase all or any part of their pro rata share of all Equity Securities that the Seller may from time to time propose to sell after the date of this Agreement. The pro rata share of a holder of such rights shall be calculated as the percentage of Equity Securities held by the holder in relation to all Equity Securities held by the stockholders of 2d. The term "Equity Securities" shall mean the following securities held by Senior Management the Seller or (i) any Common Stock, Preferred Stock or other capital stock of 2d, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other capital stock (including any option to purchase such a convertible security) of 2d, (iii) any security carrying any option, warrant or other right to subscribe to or purchase any Common Stock, Preferred Stock or other capital stock of 2d or (iv) any option, warrant or other right to purchase shares of Common Stock, Preferred Stock or other capital stock of 2d. The foregoing pro rata rights shall be determined on a non-diluted basis (i.e., without giving affect to the exercise of any rights to acquire Common Stock or Preferred Stock of 2d through the exercise of options, warrants, rights of exchange or other similar rights other than the exercise of rights to acquire securities held pursuant to options granted pursuant to the Company's stock option plan to its executive officers holding the title of vice president or higher).

     (b) If any member of Senior Management proposes to sell any Equity Securities, it shall give written notice to the Seller of the terms and conditions upon which the member of Senior

          Management proposes to sell the same. The Seller shall have ten (10) days from the giving of such notice to agree to purchase all or a portion of the Equity Securities from the member of Senior Management selling Equity Securities and stating therein the quantity of Equity Securities to be purchased. In addition, failure to exercise such right of first refusal within such ten (10) day period shall waive all rights of first refusal with respect to such sale. If the Seller proposes to sell any Equity Securities, it shall comply with the same conditions set forth in the preceding provisions of this Section 4.12(b) vis-a-vis to members of Senior Management.

     (c) If less than all of the eligible participants elect to purchase their pro rata share of the Equity Securities, then the selling party shall promptly notify in writing the participants who do so elect and shall offer such participants the right to acquire such unsubscribed shares. Such participants shall have five (5) days after receipt of such notice to notify the other eligible participants of their election to purchase all or a portion thereof of the unsubscribed shares. If the participants fail to exercise in full the rights of first refusal, the selling party shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the participants' rights of first refusal were not exercised, at a price and upon the terms and conditions specified in the notice to the participants pursuant to subsection (b) hereof. If the selling party has not sold such Equity Securities within such ninety day period, the selling party shall not thereafter sell any Equity Securities, without first offering such securities in the manner provided above.

     (d) The rights of first refusal provided for in this Section 4.12 shall terminate upon the earlier of (i) seven years after the date hereof,
          (ii) the effectiveness of a registration statement under the Securities Act for a public offering of 2d's equity securities having an aggregate offering price to the public of not less than $7,000,000,
          (iii) the Disposition Date, or (iv) any consolidation or merger of 2d with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of 2d immediately prior to such consolidation, merger or reorganization, own less than 50% of the combined voting power of 2d or its successor immediately after such consolidation, merger or reorganization. An event described in the immediately preceding clause (iv) shall be deemed a "Change of Control" for purposes of this Agreement, including
          Schedule 4.11 hereto.

     SECTION 4.13 Management Agreements 2d shall use its reasonable best efforts to cause Dominic Ianno, Lewis Chester, Rick Weiler, and Rosanna Giacalone to enter into management agreements, the material terms of which are set forth on
Schedule 4.13.

     SECTION 4.14 Capitalization of Global One The Seller is not aware of any plan or proposed agreement or transaction relating to the issuance of particular securities or any securities to a particular investor pursuant to which Global One has issued or will issue additional securities or has engaged or will engage in a recapitalization which has resulted or will result in the Global One Shares representing less than forty percent of the outstanding capital stock of Global One on a non-diluted basis (as hereinabove defined). In the event of any offering of debt or equity securities by Global One, Seller shall use best efforts to provide to 2d the right to participate in any such offering, either by transferring to 2d any preemptive or other rights it has or acquires as a shareholder of Global One, or, if such rights are not transferable, by exercising such rights for the account of, and at the expense of, 2d; provided that (a) Seller shall not be required to advance funds or to subject itself to any potential loss (including any potential Section 16 liability), (b) 2d shall advance to Seller sufficient funds to compensate Seller for all out of pocket costs including Section 16 liabilities to be incurred by Seller in acquiring any such securities or providing to 2d the right to acquire such securities, and (c) if the transaction contemplated by this Agreement does not close for any reason, Seller shall have the right (but not the obligation) to repurchase from 2d all such securities, at 2d's cost therefor.

     SECTION 4.15 Additional Covenants of 2d and Buyer 2d and Buyer covenant and agree with Seller that, unless otherwise consented to in writing by the Seller, 2d and the Buyer shall:

          (a) Operate and conduct its business in the ordinary course of business, and use reasonable efforts to maintain its business and properties.

          (b) Accounting; Financial Statements

               (i) maintain a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and shall set aside on its books all such proper reserves as shall be required by generally accepted accounting principles.

               (ii) deliver to the Seller:

                    (A) Within 30 days after the end of each monthly accounting period in each fiscal year of 2d, a consolidated balance sheet of 2d and its subsidiaries and at the end of each such period, and consolidated statements of operations and shareholders' equity (deficit) for each such period and for the period from the beginning of the current fiscal year to the end of such monthly period, and the corresponding periods of the previous fiscal year, accompanied by a certificate of an officer of 2d certifying that such financial statements have been prepared from and on the basis of, and are in accordance with, the books and records of 2d and with generally accepted accounting principles applied on a basis consistent with prior accounting periods; are true, correct, complete and fairly and accurately present the financial condition of 2d as of the date of each such financial statement and the results of its operations for the periods therein specified.

                    (B) Within 90 days after the end of each fiscal year of 2d, a consolidated balance sheet of 2d and its subsidiaries as at the end of such year and consolidated statements of operations and shareholders' equity (deficit) and changes in consolidated financial position of 2d for such year, all in reasonable detail and accompanied by a report of 2d's certified public accountants that such financial statements have been audited in accordance with generally accepted auditing standards, that it is the opinion of 2d's certified public accountants that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of 2d for the year, in conformity with generally accepted accounting principles and in a consistent manner with prior periods, and that 2d's certified public accountants believe that their audit provides a reasonable basis for such opinion.

                    (C) Within ten (10) days after receipt by 2d, a copy of any management letter delivered to 2d by its certified public accountants.

                    (D) Promptly (but in any event within ten (10) days) after the discovery of any material adverse event or circumstance affecting 2d or any of its subsidiaries (including, but not limited to, the filing of any material litigation against 2d or any subsidiary or the discovery that 2d or any subsidiary is not, or with the passage of time will not be, in material compliance with any provision of this Agreement, its Certificate of Incorporation, its Bylaws, or any other material agreement of 2d), a notice specifying the nature and period of existence thereof, and what actions 2d has taken and/or proposes to take with respect thereto.

          (c) Inspection Rights 2d shall permit any authorized representative designated by the Seller, at the Seller's expense, to visit and inspect any of the properties of 2d or any of its subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers or employees; all at such reasonable times and as often as may be reasonably requested; provided that such rights shall be exercised in a manner so as not to materially and adversely disrupt the ordinary course of business of 2d or any of its subsidiaries.

          (d) Affiliate Transactions Neither 2d nor any subsidiary shall enter into any transaction with any director, officer, stockholder or any of their affiliates other than transactions of a type which are in the ordinary course of business and which are on terms no less favorable to 2d or such subsidiary, as the case may be, than could be obtained from an independent third party.

          (e) Lapse of Rights In the event that at any time the Seller holds less than one-half of the 2d Stock issued to the Seller pursuant hereto, the provisions of this Section 4.15 (a), (c) and (d) shall thereupon and forever cease to have any force or effect. In the event that at any time the Seller ceases to hold 2d Stock, the provisions of this Section 4.15(d) shall thereupon and forever cease to have any force or effect.

     SECTION 4.16 Relationship Between 2d and Global One. 2d has advised Erekesef that it has certain existing and potential commercial relationships with Global One, 2d is aware of the conflict of interest that will exist between 2d and other shareholders of Global One with respect to transactions between 2d and Global One; to the extent required by 2d's fiduciary duties as a stockholder of Global One under Delaware law, 2d agrees that it will not attempt to influence the terms of any such transactions through its shareholdings or ability to nominate directors of Global One; and 2d agrees that it will seek the advice of counsel regarding all material matters relating to the commercial relationship between Global One and 2d and to its fiduciary obligations as a shareholder of Global One and related competitive issues. The foregoing is not intended to enlarge the obligations required of 2d by Delaware law as a stockholder of Global One.

     SECTION 4.17 Loan to Global One: Within seven business days (unless otherwise agreed to by the Parties) of the Buyer furnishing the Advance to the Seller, the Seller shall loan the Advance (the "Loan") to Global One Distribution and Merchandising, Inc. ("Global One") in exchange for a 120 day term secured subordinated promissory note at an annual interest rate of eight
(8) percent
pursuant to an existing loan agreement between the Seller and Global One or in exchange for a secured subordinated promissory note at an annual interest rate of twelve (12) percent (or such lower rate as may be approved by Erekesef in its sole discretion) which will provide for a single balloon payment of the of the outstanding principal and interest at the expiration of a 120 day term. Such notes shall be subordinated to the current secured indebtedness (including future Safcor, Inc. advances) of Global One. Upon receipt by the Seller of the full amount of the principal outstanding under the Loan, the Seller shall deposit $100,000 with the Escrow Agent pursuant to the Escrow Agreement. Refusal by the Seller to loan the Advance to Global One on the terms described above shall constitute a material breach of the Agreement pursuant to Section 8.01(b)(iii) of the Agreement for which the Buyer shall be entitled to a refund of the Advance pursuant to Section 8.02(b) of the Agreement.

     SECTION 4.18 Lawsuit Committee: The Parties shall create or cause to be created a committee comprised of the President of 2d, Dyne, acting as representative of the Seller and the President of Global One (the "Lawsuit Committee"), whose purpose shall be to approve strategic decisions and final settlements regarding pending or threatened litigation against Global One and/or its subsidiaries in connection with the creditors of OSP Publishing, Inc., a subsidiary of Global One (the "Lawsuits"). A good faith vote based on the merits and risks of particular Lawsuits by the majority of the members comprising the Lawsuit Committee shall be required to approve such strategic decisions and final settlements. Erekesef agrees that certain of the funds deposited into the Escrow Account may be used to fund loans from Erekesef to Global One.



     ARTICLE V: CONDITIONS TO THE BUYER'S AND 2d's OBLIGATIONS

     The obligations of the Buyer to pay, and of 2d to cause the Buyer to pay, the Purchase Price to the Seller on the Closing Date and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or before the time of the Closing, of the following conditions, each of which may be waived by 2d in its sole discretion:

        SECTION 5.01 Representations and Warranties True All of the representations and warranties of the Seller set forth in this Agreement, including in any of the Schedules hereto or other agreements or documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as of the time of the Closing, as if made at and as of such time, in all material respects unless qualified as to materiality by their terms, in which case they shall be true and correct. On the Closing Date, the Seller shall have executed and delivered to 2d a certificate, in form and substance reasonably satisfactory to 2d and its counsel, to such effect.

     SECTION 5.02 Performance The Seller shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. The Seller shall have executed and delivered to 2d a certificate, in form and substance reasonably satisfactory to 2d and its counsel, to such effect and to the further effect that all of the conditions set forth in this Article V have, to the best of their knowledge, been satisfied.

     SECTION 5.03 Escrow Agreement The Escrow Agreement shall have been entered into and shall be in full force and effect.

     SECTION 5.04 Opinion of the Seller's Counsel The Buyer shall have received the opinion of Kinsella, Boesch, Fujikawa & Towle, LLP, in substantially the form attached hereto as Exhibit 5.08.

     SECTION 5.05 Closing Documents The Seller shall have delivered the certificates representing the Shares, duly endorsed to the Buyer or accompanied by stock assignments separate from the certificates duly executed by the Seller and sufficient to transfer ownership of the Shares to the Buyer, free and clear of all Claims, and all of the resolutions, certificates, documents and instruments required by this Agreement to be executed and delivered by the Sellers shall have been so executed and delivered.


     ARTICLE VI: CONDITIONS TO THE SELLER'S AND BERMEISTER'S OBLIGATIONS

     The obligations of the Seller to sell the Shares to the Buyer and to consummate the other transactions contemplated hereby, are subject to the satisfaction, on or before the time of the Closing, of the following conditions, each of which may be waived by the Seller in his discretion:

     SECTION 6.01 Representations and Warranties True All of the representations and warranties of the Buyer and 2d set forth in this Agreement, including in any of the Schedules hereto or other agreements or documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct as of the time of the Closing, as if made at and as of such time, in all material respects unless qualified as to materiality by the terms, in which case they shall be true and correct. On the Closing Date, the Buyer and 2d shall have executed and delivered to Seller a certificate, in form and substance reasonably satisfactory to Seller and its counsel, to such effect.

     SECTION 6.02 Performance The Buyer and 2d shall have performed and complied with all agreements contained herein required to be performed or complied with by them prior to or at the time of the Closing, and the Buyer and 2d shall have delivered a certificate to the Seller, in form and substance reasonably satisfactory to the Seller and its counsel, to such effect.

     SECTION 6.03 Consents All governmental approvals and consents of third parties required to be received to prevent any material license, permit or agreement relating to the business of 2d from terminating prior to its scheduled termination, or any indebtedness of 2d from becoming due or being subject to becoming due, in each case as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

     SECTION 6.04 No Actions, Suits or Proceedings As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity (other than the Seller or an affiliate of the Seller) shall be pending or, to the knowledge of any of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No judgment, order or decree of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer or 2d shall be pending, and neither the Buyer nor 2d shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     SECTION 6.05 No Material Adverse Change No change shall have occurred since the date hereof which has had, is having or is reasonably likely to have a material adverse effect on 2d's business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, other than a change which results, directly or indirectly, from the public announcement or disclosure of the transactions contemplated hereby, and 2d shall have delivered to the Seller a certificate dated the Closing Date and executed by its chief executive officer and chief financial officer, to the effect that, to their best knowledge, no such material adverse change has occurred.

     SECTION 6.06 Co-Sale Agreement The Management Stockholders shall have subscribed to the provisions of Section 4.09 by entering into an agreement with 2d and the Seller to the effect of such provisions, in substantially the form of
Exhibit 4.09.

     SECTION 6.07 Escrow Agreement. The Escrow Agreement shall have been entered into and shall be in full force and effect.

     SECTION 6.08 Opinion of the Buyer's and 2d's Counsel. The Seller shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit 6.08.

     SECTION 6.09 Closing Documents. The Buyer, and the Escrow Agent in the case of that portion thereof represented by the Further Advance, shall have delivered the Purchase Price to the Sellers and all of the resolutions, certificates, documents and instruments required by this Agreement to be executed and delivered by the Buyer and/or 2d shall have been so executed and delivered.

     SECTION 6.10 Amendments Certificate of Incorporation or By-Laws. 2d shall have amended its Certificate of Incorporation or By-Laws in the manner described in Schedule 4.11.


                          ARTICLE VII: INDEMNIFICATION

     SECTION 7.01 Survival. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of twelve (12) months after the Closing Date. All such representations and warranties shall expire the date which is twelve (12) months after the Closing Date, except that (a) claims, if any, asserted in writing prior to such date identified as a claim for indemnification pursuant to this Article VII shall survive until finally resolved and satisfied in full, and (b) claims, if any, which are based upon fraud, which are based on Article IV hereof, which relate to title to the Shares or which assert tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date or the end of such period. All covenants and agreements contained herein shall survive until fully performed in accordance with their terms.

     SECTION 7.02 Indemnification. Each of the parties hereto (jointly and severally, in the case of the Buyer and 2d) (the "Indemnifying Parties" when indemnification by them hereunder is required) agrees to indemnify, defend and hold harmless the other, the other's affiliates, directors, officers, employees, stockholders, consultants and representatives and the successors and assigns thereof (the "Indemnified Parties") from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character, arising out of or in any manner incident, relating or attributable to:

          (a) Any breach of any representation or warranty of such party contained in this Agreement or in any certificate, instrument of transfer or other agreement or document executed or otherwise made or given by such party in connection with this Agreement;

          (b) Any failure by such party to perform or observe, or to cause to be performed or observed, in full, any covenant or agreement to be performed or observed or caused to be performed or observed, by such party under this Agreement or under any other agreement or documents executed and delivered by such party in connection with this Agreement;


     SECTION 7.03 Separate Counsel; Notice, Etc. If any indemnifiable event under Section 7.02 may also entail claims for relief by a third party as to which an Indemnified Party is not entitled to indemnification hereunder, such Indemnified Party shall give the Indemnifying Party prompt notice thereof and shall have the right, at such Indemnified Party's expense, to appoint separate counsel to contest any such claim as to which such Indemnified Party is not entitled to indemnification hereunder; provided that the failure to give such notice shall not relieve any Indemnifying Party of the obligation to provide indemnification hereunder for indemnifiable matters.

     SECTION 7.04 Claims for Indemnification. In the event of the occurrence of any event which any party hereto asserts is an indemnifiable event under this
Article VII, such party shall provide prompt notice to the other party or parties asserted to be required to provide indemnification, specifying in reasonable detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party in such a case shall have the right to control the defense or settlement of such claim; provided, however, that (a) if the Indemnifying Party elects to exercise such rights, it shall assume such defense by written notice to the Indemnified Party, (b) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (c) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent may be withheld in the sole and absolute discretion of the Indemnified Party) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, at the Indemnifying Party's sole expense, the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Indemnified Party or any of the Indemnified Party's affiliates, provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this Section 7.04. If the Indemnifying Party is entitled but fails to assume control over the defense of any claim as provided in this Section 7.04, the Indemnified Party shall have the right to defend and settle such claim at the Indemnifying Party's expense. The Indemnifying Party shall promptly pay or reimburse the Indemnified Party for all amounts paid or payable by the Indemnified Party for which the Indemnifying Party is obligated to provide indemnification hereunder, without set-off for any amount asserted by the Indemnifying Party to be owed to the Indemnifying Party by the Indemnified Party. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article VII, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

     SECTION 7.05 Limit of Recourse to the Buyer and 2d.

1. (a) In any event, if 2d terminates this Agreement on the basis that any of the conditions to the Buyer's and 2d's obligations to pay the Purchase Price and to consummate the transactions contemplated hereby shall not have been satisfied, or the Buyer and 2d otherwise fail to pay the full Purchase Price and to consummate such transactions, the maximum recourse of the Seller to the Buyer and/or 2d, under this Agreement or otherwise, shall be the retention of the Advance and the Further Advance, which shall constitute mutually agreed-upon liquidated damages owing by the Buyer and 2d to the Seller and Bermeister as a result of such termination. Recovery for any claims, other than fraud, by the Buyer or 2d in which indemnification is sought, shall be limited as set forth in the Escrow Agreement, the form of which is attached hereto as Exhibit 1.03(b).


          (b) The parties shall not bring any action, suit, arbitration or other proceeding arising from this Agreement unless the damages alleged by the party bringing the action, suit, arbitration or other proceeding exceed $400,000. In no event shall any party be required to pay the first $400,000 in liabilities recoverable by another party. The maximum aggregate liability for 2d and the Buyer to the Seller resulting from any and all claims, actions, suits, arbitrations and other proceedings arising from this Agreement shall be the amount of the consideration being delivered by the Buyer to the Seller under this Agreement, less $400,000. The maximum aggregate liability of the Seller to 2d and the Buyer resulting from any and all claims, actions, suits, arbitrations and other proceedings arising from this Agreement shall be the $500,000 of funds and the 2d Stock to be deposited in escrow with the Escrow Agent. Any amounts recoverable by the Buyer or 2d against the Seller shall be paid in cash, provided that at the option of the Seller up to 65% may be paid by delivery of 2d Stock valued at a per-share price equal to the greater of the amount paid by Erekesef and the fair market value of such shares on the date the damages are determined, established by the agreement of the parties or established by arbitration as provided for in Section 4.10(b), with the remainder payable in cash. Any amounts recoverable by the Seller shall be paid entirely in cash, unless 2d and the Seller shall then otherwise agree.

                            ARTICLE VIII: TERMINATION

     SECTION 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) By mutual written consent of the Seller's and 2d, duly authorized by the Board of Directors;

          (b) By 2d or the Seller if:

               (i) any court of competent jurisdiction or other governmental body shall have issued a judgment, order or decree, or taken any other action restraining, enjoining or otherwise prohibiting the limiting or delaying beyond July 28, 1998 the consummation of the transactions contemplated hereby; provided that this Agreement shall not be terminated by a party hereto pursuant to this clause if such court's or other body's action is based on any action or failure to act of such party;

               (ii) the Closing has not occurred on or prior to July 28, 1998;
                    provided that this Agreement shall not be terminated by a party if any such failure so to close is the result of any action or failure to act of such party constituting breach of any provision of this Agreement by such party;

              (iii) the Seller, on the other hand, or 2d and/or Buyer, on the other hand breaches any of his or its representations, warranties, covenants or agreement hereunder a (breach by the Buyer being deemed a breach by 2d for purposes of this
                    Section 8.01) and such breach is not cured not later than the earlier of ten (10) business days after written notification of such breach to the other party by the terminating party or July 28, 1998; or

               (iv) a condition to the obligation of the terminating party to consummate the transactions contemplated hereby becomes impossible to satisfy on or prior to July 28, 1998;

          (c) By 2d, (i) by virtue of the fact that the Buyer fails to consummate the transactions contemplated hereby for any reason even though the conditions to its obligations to do so shall have been satisfied or waived, and without notice to the Seller, or (ii) if 2d notifies the Seller in writing that the Buyer will not consummate the transactions contemplated hereby in any event.

          (d) By 2d pursuant to the Termination Option set forth in Section 1.08 herein.

Upon the occurrence of any of the events set forth in this Section 8.01 and of a determination of the notifying party to terminate this Agreement (other than pursuant to Paragraph A hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

     SECTION 8.02 Effect of Termination. (a) Subject to Section 8.02(b), in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except as hereinafter provided,



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

shall forthwith become void and be of no further force or effect. Subject to the provisions of Article VIII, nothing in this Section 8.02 shall relieve any party to this Agreement, however, from liability for any breach of this Agreement which shall have occurred prior to such termination; and, (b) in the event of any such termination, the following provision shall nonetheless remain in full force and effect: this Section 8.02 and Sections 1.02(a), 1.02(b), 1.02 (c), 1.03, 4.06, 7.01 through 7.05, inclusive, and 9.1 through 9.16, inclusive.

     (b) Upon termination of this Agreement, the Seller shall be entitled to retain the Initial Advance, the Advance and the Further Advance unless this Agreement is terminated by Buyer or 2d upon a breach by the Seller pursuant to
Section 8.01(b)(iii) hereof, in which case the entire Advance and Further Advance shall be repaid to Buyer; provided that the Initial Advance shall not be repayable unless the Seller shall have breached any of its representations and warranties set forth in Section 1.08, in which case the Initial Advance shall also be repaid to the Buyer. Otherwise, the Initial Advance, the Advance and the Further Advance shall be retained by the Seller (or with respect to the Further Advance, if the Agreement is terminated prior to the payment, paid to the Seller) as liquidated damages. The parties agree that it would be extremely difficult or impractical to estimate the actual damages that would result from the failure of 2d and the Buyer to consummate the transactions contemplated hereby and that the retention of the Initial Advance, the Advance and the Further Advance by the Seller as set forth above constitutes a reasonable estimate of and agreed stipulation to such damages, and shall be the Seller's sole recourse for the failure of 2d and the Buyer to consummate the transactions contemplated hereby.

                            ARTICLE IX: MISCELLANEOUS

     SECTION 9.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to the Buyer or 2d:

        2d Interactive, Inc.
        186 South Street
        Boston, MA  02111
        Attn:  President
        Fax:  (617) 574-7326

        With a copy to:

        Richard R. Kelly, Esq.
        Mintz, Levin, Cohn, Ferris,
          Glovsky and Popeo, P.C.
        One Financial Center
        Boston, MA  02111
        Fax:  (617) 542-2241

        If to the Seller or Bermeister:

        Erekesef Securities Limited
        6355 Topanga Canyon Boulevard, Suite 331
        Woodland Hills, California 91367
        Attn:  President
        Fax:  (818) 712-0810

        with a copy to:

        Joseph P. Bartlett, Esq.
        Kinsella, Boesch, Fujikawa & Towle, LLP
        1901 Avenue of the Stars, Seventh Floor
        Los Angeles, California 90067-6009
        Fax:  (310) 284-6018

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

     SECTION 9.02 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other agreements and documents executed in connection herewith and the Share Exchange Agreement and the Voting Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements and understandings relating to the subject matter hereof No statement, representation, warranty, covenant or agreement of any kind not expressly set forth herein or therein shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     SECTION 9.03 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

     SECTION 9.04 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this



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

Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     SECTION 9.05 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, it is expressly agreed that
(a) the Seller may freely transfer the 2d Stock acquired hereunder (but not the other rights hereunder), subject to applicable state and federal securities laws and (b) if Seller transfers the Global One shares to Bermeister or to an entity directly or indirectly controlled and majority-owned by Bermeister, the Seller may assign this Agreement and all rights hereunder to such purchaser or transferee on the condition that such purchaser or transferee agrees in writing with 2d to become bound hereby (in which case, such purchaser or transferee shall be deemed to be the "Seller" hereunder).

     SECTION 9.06 Parties in Interest; Knowledge of the Seller; Affiliates. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement. In any instance in which reference is made herein to the "knowledge" of the Seller or that the Seller is "aware", such knowledge or awareness shall be deemed to include the knowledge or awareness of Dyne or Bermeister or of any of the other agents and representatives of the Seller who are knowledgeable about or acting in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, possession of the Global Information by the Seller referred to in Section 1.07 shall include material, non-public information related to Global One in the possession of Dyne or Bermeister or any of their agents or representatives (except any Excluded Global Information). For purposes of this Agreement, the term "affiliate" when used with respect to a person or entity shall mean (a) any person or entity who is an "affiliate" of such person or entity as defined in Rule 12b-2 of the General Rules of the Commission under the Securities Exchange Act of 1934, as amended, (b) any director, officer or partner of such person or entity or a person who holds a similar position with any entity in which such person or entity has a 10% or greater equity or profit interest, and (c) any family member of a person referred to in clause (a) or clause (b). Notwithstanding the foregoing, each of Dyne and Bermeister and their respective affiliates shall be deemed an "affiliate" of the Seller for purposes of this Agreement, and any action by Dyne or Bermeister or any of their respective affiliates which, if committed by the Seller would constitute a breach of this Agreement by the Seller shall be deemed a breach of this Agreement by the Seller.

     SECTION 9.07 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the State of Delaware, without giving effect to the conflict of law principles thereof.

     SECTION 9.08 Arbitration.

     (a) All disputes arising in connection with this Agreement, other than matters pertaining to injunctive relief, shall be finally settled by arbitration in the State of Delaware, in accordance with the rules (the "Arbitration Rules") of the American Arbitration Association. Judgment on the award rendered by the arbitration panel appointed as hereinafter provided (the "Arbitration Panel") may be entered in any court of competent jurisdiction.

     (b) Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other parties (the "Arbitration Notice") in accordance with the Arbitration Rules. Unless otherwise agreed by all parties hereto, any dispute shall be resolved by a three-person arbitration panel.

     (c) All decisions of the Arbitration Panel shall be final, conclusive and binding on all parties and shall not be subject to judicial review, except to the extent set forth in the Rules of Civil Procedure for the State of Delaware.

     (d) Any proceeding for injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) may be brought in any court of competent jurisdiction, and the parties consent to the non-exclusive jurisdiction of the Delaware courts for such purpose.

     SECTION 9.09 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, set forth in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

     SECTION 9.10 Interpretation. The parties hereto acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     SECTION 9.11 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

     SECTION 9.12 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that substantial immediate and irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any state or federal court to which the parties have agreed hereunder to submit to jurisdiction and which has jurisdiction over any such matter.

     SECTION 9.13 Reliance. The parties hereto agree that, notwithstanding any investigation of the affairs of any other party to this Agreement, the party so investigating shall have the right to rely fully upon the representations and warranties of the other party expressly set forth in this Agreement and on the accuracy of any Schedule or Exhibit document attached hereto or referred to herein or delivered by such other party pursuant to this Agreement.

     SECTION 9.14 Expenses. Subject to the provisions of Section 4.08, Article VII and Section 9.08, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

     SECTION 9.15 No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability. Each of the parties hereto agrees to indemnify, defend and save the other harmless from and against any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

     SECTION 9.16 Confidentiality. The Seller acknowledges and agrees, and shall cause Dyne and Bermeister to agree in writing for themselves, that any information or data which it (or they) has (have) acquired, or which it (they) will acquire as a result of the exercise of rights under Sections 4.07, 4.08 and
4.15 or otherwise, regarding Global One or 2d not otherwise already in the public domain, if any, was or will be, as the case may be, acquired in confidence. The Seller hereby agrees, and agrees to cause Dyne and Bermeister to agree in writing for themselves, not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of Global One or 2d or for the benefit of any other person or persons, or misuse in any way, any such confidential information, including any trade or business secrets of Global One or 2d and any technical or business materials that are treated by Global One or 2d as confidential or proprietary, including, without limitation, information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed by or for the disclosing party; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; the disclosing party's internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; manufacturing processes; inventions; techniques; and information obtained by or given to Global One or 2d about or belonging to a third party and with respect to which Global One or 2d is under a confidentiality obligation.

     SECTION 9.17 Costs and Attorneys' Fees. If any action, suit, arbitration proceeding or other proceeding is instituted arising out of this Agreement, the prevailing party, in proportion to the degree to which such party prevails, shall recover such party's costs, including, without limitation, the court



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

costs and attorneys' fees incurred therein, including any and all appeals or petitions therefrom. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual rates of fees charged by the attorneys performing such services.

     SECTION 9.18 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Buyer, 2d and the Seller have executed this Agreement as of the day and year first above written.


ATTEST:                                     GOGO HOLDINGS, INC.



/s/ LOUIS CHESTER                           By: /s/ DOMINICK A. IANNO


ATTEST:                                     2d INTERACTIVE, INC.


/s/ LOUIS CHESTER                           By:  /s/ DOMINICK A. IANNO


ATTEST:                                     EREKESEF SECURITIES LIMITED




----------------------------------          By:  /s/ KEVIN BERMEISTER


                                       33